Exhibit 99.1

CORRECTION: LMP Automotive Holdings, Inc. Announces Fourth Quarter and Audited Fiscal Year 2019 Financial Results

PLANTATION, FL / ACCESSWIRE /February 26, 2020/ LMP Automotive Holdings, Inc. (NASDAQ:LMPX) (the “Company”), an e-commerce and facilities-based platform for consumers who desire to buy, sell, rent, subscribe for or finance pre-owned and new automobiles, would like to correct an error in the press release issued by the Company on February 25, 2019. In the Company’s “Fourth Quarter 2019 Financial Discussion”, net loss for the fourth quarter was $0.07 rather than $0.70 issued in the Company’s previous release.

The corrected version of the Company’s press release follows.

LMP Automotive Holdings, Inc. Announces Fourth Quarter and Audited Fiscal Year 2019 Financial Results

Company Results Are In Line With Its February 5th Pre-Announced
Expectations and 2020 Outlook

PLANTATION, FL / ACCESSWIRE /February 25, 2020/ LMP Automotive Holdings, Inc. (NASDAQ:LMPX) (the “Company”), an e-commerce and facilities-based platform for consumers who desire to buy, sell, rent, subscribe for or finance pre-owned and new automobiles, today announced it will report its fourth quarter and fiscal year 2019 financial results for the period ended December 31, 2019. As previously announced, management will hold a conference call at 5:30 p.m. ET to review and discuss the company’s business and results. For more information visit: https://investors.lmpah.com.

Revenues in the fourth quarter increased 157% to $3.0 million as compared to the third quarter of 2019.

Gross profit in the fourth quarter increased to $247,000, an improvement of $417,189 as compared to the third quarter of 2019.

EBITDA1 loss in the fourth quarter was $224,246, an improvement of $473 as compared to the third quarter of 2019.

Sam Tawfik, Chairman and CEO of LMP Automotive commented, “LMP’s fourth quarter revenues grew to $3.0 million with gross profits of $247,000 as we began receiving new 2020 model vehicle inventory in the fourth quarter of 2019 utilizing some of the proceeds from our IPO and as our allocated fleet utilization for Subscription Leasing and Rentals increased to 83%. The recent luxury fleet acquisition from Revolve announced last week added to our inventory and expanded our South Florida market presence. As we grow our inventory, we anticipate being able to match our growing demand, which is projected to grow substantially in the future. In addition, over the last three months we launched subscription leasing in six new markets: Maryland, Connecticut, Illinois, Texas, New Jersey and California. In the second quarter of 2020 we are anticipating launching subscription leasing in three new markets: New York, Washington and Tennessee.”

Bryan Silverstein, the Company’s Chief Financial Officer added “Our recent IPO in December 2019 increased our cash by approximately $12 million and equity by approximately $10.5 million to $15.8 million and our follow-on public offering in February 2020 further strengthened our balance sheet by approximately $17.5 million. Our vehicle inventory financed as of December 31. 2019 was approximately 22%. We will continue to evaluate additional vehicle financing options to further leverage our balance sheet for future acquisitions and vehicle inventory growth.”

Fourth Quarter 2019 Financial Discussion

Total revenue in the fourth quarter of 2019 decreased 47%, to $3.0 million, compared to $5.8 million, in the fourth quarter of 2018. Revenue decreased in the fourth quarter of 2019 primarily driven by our intent to improve the quality of our revenues by maintaining the higher margin subscription leasing and rental fleet active for a longer period before those vehicles are available for sale on our online platform. In addition, we sold vehicles to meet cash needs at the end of 2018.

Gross profit in the fourth quarter of 2019 increased to $247,000, or 8% of revenues, compared to a loss of $1.0 million, or -18% of revenues, in the fourth quarter of 2018. Margin expansion was driven by a higher allocated fleet utilization in our Subscription Leasing and Rentals business in the fourth quarter.

Total operating expenses, consisting of selling, general, and administrative expenses, shared-based compensation, acquisition, consulting and legal expenses and property, equipment, leasehold improvements and intangibles depreciation and amortization were approximately $796,000 in the fourth quarter of 2019, compared to $1.9 million in the fourth quarter of 2018. The decrease in operating expenses was primarily due to decreases in expenses related to payroll advertising and rent. In addition, we discontinued our Miami Beach, FL rental operations and consolidated them with our Plantation, FL operation in the second quarter of 2019.

1 EBITDA, Subscription Leasing and Rental Margin and Vehicle Sales Margin are non-GAAP financial measures which are reconciled to the most directly comparable measures calculated in accordance with GAAP under the caption “Non-GAAP Financial Measures.”

Net loss in the fourth quarter of 2019 totaled $572,195, or a loss of $0.07 per share, compared to a net loss of $2.9 million, or a loss of $0.12 per share, in the fourth quarter of 2018. Total shares outstanding as of December 31, 2019 were 8,691,323, versus on December 31, 2018.

Cash totaled $6.5 million at December 31, 2019. This represented an increase of $4.4 million from $2.1 million at the third quarter of 2019. This increase was primarily the result of proceeds from the Company’s Initial Public Offering in December of 2019.

Additional Fourth Quarter 2019 Highlights

Q4 2019 GAAP Results

-	Revenue of $3,032,480, an increase of $1,854,593 as compared to Q3 2019;
-	Subscription fees revenue of $459,010, as compared to $340,482 in Q3 2019 and $242,881 in Q4 2018;
-	Rental revenue of $23,049, as compared to $43,858 in Q3 2019 and $274,439 in Q4 2018;
-	Total gross profit of $247,874, an improvement of $417,189 as compared to Q3 2019;
-	Net loss of $572,195, an improvement of $203,198 as compared to Q3 2019;
-	Inventory total $10,035,903;
-	Net loss per share of $0.07, based on weighted average shares of common stock outstanding of 6.8 million shares;
-	Shares of common stock outstanding at the end of the year was 8,691,323 shares; and
-	Stockholder equity at the end of the year was $15.8 million, an increase of $10.1 million from Q3 2019.

Q4 2019 non-GAAP Results

Unless otherwise noted, all financial comparisons stated below are versus Q4 2018.

-	EBITDA[2] loss was $224,246, a decrease of $473 as compared to Q3 2019;
-	Subscription Leasing and Rental Margins[1] in the aggregate increased from 28.2% to 39.5% as compared to Q4 2018 and from 21.3% to 39.5% as compared to Q3 2019, an improvement of 11.4 and 18.2 percentage points, respectively; and

2 EBITDA, Subscription Leasing and Rental Margin and Vehicle Sales Margin are non-GAAP financial measures which are reconciled to the most directly comparable measures calculated in accordance with GAAP under the caption “Non-GAAP Financial Measures.”

-	Vehicle Sales Margins[1] increased from -21% to 2% as compared to Q4 2018 and from -43% to 2% as compared to Q3 2019, an improvement of 23 and 45 percentage points, respectively.

December 2019 Other Results

Month ended December 31, 2019 as compared to month ended November 30, 2019

-	Subscription Leasing and Rentals in-service unit count increased from 205 to 279, an increase of 36.1%;
-	Subscription Leasing in-service average monthly unit revenue was $877;
-	Rentals in-service average monthly unit revenue was $391; and
-	Allocated fleet utilization for Subscription Leasing and Rentals increased to 83%.

2020 Outlook

We are reiterating our 2020 internal goals ex-acquisitions for Revenue and Net Income based on our results in the trailing months and our view of the many exciting opportunities ahead. Our internal goals are as follows:

- Revenue of $52 - $65 million; and

- Net income of $2.8 - $3.5 million

2020 Internal Goals

1.	Continue and expand the success of our Subscription Leasing and Rental business model at potential franchise dealership group acquisitions.
2.	Launch 3D photo technology in the second quarter to enhance our e-commerce sales platform.
3.	Launch LMP’s App Technology in the Apple and Google stores licensed from Revolve Technologies in March for a smoother and faster consumer experience.
4.	Launch our test market wholesale Subscription Leasing offering in March with Auto Dealers, Brokers and Rental Company Partners

At LMP, we believe we can and intend to demonstrate rapid, efficient and profitable expansion and in a modern online-centric way. LMP is focused on acquiring dealer groups to create concentrated clusters of dealerships to derive maximum SG&A efficiency and redundancy, as well as expanded consumer product optionality. At the same time, we plan on maintaining each dealership’s local brand recognition and online presence while simultaneously presenting all new, used, subscription, and rental inventory on the main LMP sites to create one of the largest and most diverse online stores, enabling consumers multiple options for access to vehicles. We believe this approach will grow both revenue and earnings of the potential acquisitions.

Other Financial Measures

Subscription Leasing and Rental In-service Average Monthly Unit Revenue

The Company calculates subscription leasing in-service average monthly unit revenue by dividing subscription fee revenues in the period by the subscription vehicle count that generated the revenue in the period.

The Company calculates rental in-service average monthly unit revenue by dividing rental revenues in the period by the subscription vehicle count that generated the revenue in the period.

Non-GAAP Financial Measures

The Company has provided in this release certain non-GAAP financial measures, including EBITDA, Subscription Leasing and Rental Margins and Vehicle Sales Margins, to supplement its financial results that are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Management uses these financial metrics internally in analyzing the Company’s financial results to assess operational performance and to determine the Company’s future capital requirements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The Company believes that both management and investors benefit from referring to these financial metrics in assessing our performance and when planning, forecasting and analyzing future periods. The Company believes these financial metrics are useful to investors and others to understand and evaluate the Company’s operating results and it allows for a more meaningful comparison between the Company’s performance and that of competitors. Our use of EBITDA, Subscription Leasing and Rental Margins and Vehicle Sales Margins have limitations as analytical tools, and you should not consider these performance measures in isolation from or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider these financial metrics along with other financial performance measures, including total revenues, total gross profit and net loss presented in accordance with GAAP.

EBITDA

The company defines EBITDA as net loss before interest expense, income tax expense, depreciation (including vehicle inventory impairment) and amortization.

The following table provides a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis and for each of the periods indicated.

Reconciliation of Net loss to EBITDA	Q4 2019	Q3 2019	Change
Net loss	$(572,195)	$(775,393)
Interest expense	$23,233	$4,161
Tax	$-	$-
Depreciation and amortization expense – Property, equipment, leasehold improvements, and intangibles	$26,505	$23,996
Depreciation expense – fleet vehicles	$249,031	$225,606
	$49,180	$297,857
EBITDA	$(224,246)	$(223,773)	$(473)

Subscription Leasing and Rental Margins

The Company calculates Subscription Leasing and Rental Margins by deducting subscription and rental cost of revenues from subscription fee and rental revenues adjusted for non-recurring, material adjustments.

The following table provides a reconciliation of Subscription Leasing and Rental Margins to subscription fee and rental revenues, the most directly comparable GAAP financial measure, on a historical basis and for each of the periods indicated.

Reconciliation of Subscription Fees and Rental Revenues to Subscription Leasing and Rental Margin	Q4 2019	Q3 2019	Change from Q4 2019	Q4 2018	Change from Q4 2019
Subscription fees revenue	$459,010	$340,482		$242,881
Rental revenues	$23,049	$43,858		$274,439
Total Subscription fees and rental revenues	$482,059	$384,340		$517,320
Subscription and rental cost of revenues	$(291,526)	$(302,331)		$(371,609)
Gross profit (loss)	$190,533	$82,009		$145,711
Subscription Leasing and Rental Margin	39.5%	21.3%	18.2%	28.2%	11.4%

Vehicle Sales Margins

The Company calculates Vehicle Sales Margins by deducting vehicle sales cost of revenues and inventory impairment from vehicle sales revenue.

The following table provides a reconciliation of Vehicle Sales Margins to Vehicle Sales Revenue, the most directly comparable GAAP financial measure, on a historical basis and for each of the periods indicated.

Reconciliation of Vehicle Sales Revenue to Vehicle Sales Margin	Q4 2019	Q3 2019	Change from Q4 2019	Q4 2018	Change from Q4 2019
Vehicle sales revenue	$2,544,904	$793,547		$5,245,485
Vehicle sales cost of revenues	$(2,443,900)	$(833,168)		$(5,830,626)
Inventory impairment	$(49,180)	$(297,857)		$(529,983)
Gross profit (loss)	$51,824	$(337,478)		$(1,115,124)
Vehicle sales margin	2%	(43)%	45%	(21)%	23%

Conference Call

Management will host an investor conference call at 5:30 p.m. ET on Tuesday, February 25, 2020 to discuss LMP Automotive Holdings Fourth Quarter and 2019 Financial Results and conclude with Q&A from participants. All interested parties can join the call by dialing (855) 327-6837 or (631) 891-4304. A webcast of the call may be accessed at: http://public.viavid.com/player/index.php?id=138004

An archived webcast of the conference call will be accessible from the Investor Relations section of the company’s website, https://investors.lmpah.com/. A telephonic replay of the conference call will be available through Tuesday, March 10, 2020, by dialing (844) 512-2921 or (412) 317-6671 and entering passcode 10008626#.

About LMP Automotive Holdings, Inc. – “Buy, Rent or Subscribe, Sell and Repeat.”

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) describes its business model as “Buy, Rent or Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Rent or Subscribe” by either renting automobiles to our customers or allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. LMP’s all-inclusive vehicle subscription membership includes monthly swaps and covers insurance, maintenance and upkeep. It offers the flexibility to upgrade your vehicle to a more premium model or downgrade for a lesser cost model when you like. We “Sell” our inventory, including automobiles previously included in our rental and subscription programs, to customers as well, and then we “Repeat” the whole process.

Media Contact:

John Mattio

President and Founder

Lamnia International

(203) 885-1058

jmattio@lamniacom.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.